                                                                      EXHIBIT 99


INDEPENDENT AUDITORS' REPORT

The Board of Directors of
United Companies Financial Corporation (Debtors in Possession):

We have audited the accompanying consolidated balance sheets of United Companies Financial Corporation (Debtors-in-Possession) and subsidiaries (the "Company") as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express (or disclaim) an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

In our opinion, the 1997 consolidated financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholders' equity and cash flows of United Companies Financial Corporation and subsidiaries for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, on March 1, 1999, United Companies Financial Corporation and certain of its subsidiaries have filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying 1999 and 1998 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company suffered significant net losses for the years ended December 31, 1999 and 1998 and has a stockholders' capital deficiency. These circumstances and the matters discussed in the preceding paragraph raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The 1999 and 1998 financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Because of the possible material effects of the uncertainties discussed in the two preceding paragraphs, we are unable to express, and we do not express, an opinion on the accompanying 1999 and 1998 consolidated financial statements.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

August 25, 2000

             UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                           CONSOLIDATED BALANCE SHEETS


                                                                                              DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1999            1998
                                                                                     -----------      -----------
ASSETS                                                                                     (IN THOUSANDS)
Cash and cash equivalents ......................................................     $   105,893      $   192,212
Interest-only and residual certificates -- net .................................         355,127          462,504
Loans -- net ...................................................................         343,793          191,282
Investment securities - available for sale .....................................              --            1,918
Accrued interest receivable and servicer advances ..............................         215,240          191,762
Property -- net ................................................................          32,206           45,883
Capitalized mortgage servicing rights ..........................................              --           40,148
Other assets ...................................................................           6,778           29,448
Net assets of discontinued operations ..........................................              --           85,403
                                                                                     -----------      -----------
          Total assets .........................................................     $ 1,059,037      $ 1,240,560
                                                                                     ===========      ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities not subject to compromise:
  Other liabilities ............................................................     $   114,268               --
                                                                                     -----------
          Total liabilities not subject to compromise ..........................         114,268               --
                                                                                     -----------
Liabilities subject to compromise:
  Notes payable ................................................................       1,216,832      $ 1,219,025
  Other liabilities ............................................................          29,707          135,694
                                                                                     -----------      -----------
          Total liabilities subject to compromise ..............................       1,246,539        1,354,719
                                                                                     -----------      -----------

Stockholders' deficit:
  Preferred stock, $2 par value;
     Authorized -- 20,000,000 shares; Issued -- 1,514,164 and 1,657,770
       shares of 6 3/4% PRIDES(sm) ($44 per share liquidation preference) ......           3,028            3,315
  Common stock, $2 par value;
     Authorized -- 100,000,000 shares; Issued -- 30,515,010 and
       30,353,033 shares .......................................................          61,030           60,706
  Additional paid-in capital ...................................................         186,427          186,614
  Accumulated other comprehensive income .......................................              --              113
  Retained deficit .............................................................        (535,896)        (345,703)
  Treasury stock ...............................................................          (7,409)          (7,409)
  ESOP debt ....................................................................          (8,950)         (11,795)
                                                                                     -----------      -----------
          Total stockholders' deficit ..........................................        (301,770)        (114,159)
                                                                                     -----------      -----------
            Total liabilities and stockholders' deficit ........................     $ 1,059,037      $ 1,240,560
                                                                                     ===========      ===========


                 See notes to consolidated financial statements.

             UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              YEAR ENDED DECEMBER 31,
                                                                      ---------------------------------------
                                                                         1999           1998          1997
                                                                      ---------      ---------      ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Loan sale gains (losses) ......................................     $  (4,714)     $ 191,383      $ 247,022
  Finance income, fees earned and other loan income .............        77,510        128,599        139,029
  Writedown of Interest-only and residual certificates - net
    and accrued interest receivable and servicer advances .......      (106,274)      (605,562)            --
  Investment income .............................................        35,014         39,509         24,230
  Other .........................................................         2,703         15,336          8,312
                                                                      ---------      ---------      ---------
          Total .................................................         4,239       (230,735)       418,593
                                                                      ---------      ---------      ---------

Expenses:
  Personnel .....................................................        54,915        141,505        120,800
  Interest ......................................................        16,844         72,710         54,865
  Advertising ...................................................        15,221         48,559         36,490
  Restructuring .................................................         2,982          6,368             --
  Other operating ...............................................        97,598        128,823         79,590
                                                                      ---------      ---------      ---------
          Total .................................................       187,560        397,965        291,745
                                                                      ---------      ---------      ---------

Income (loss) from continuing operations
   before income taxes ..........................................      (183,321)      (628,700)       126,848

Provision (benefit) for income taxes ............................         6,872        (84,769)        44,661
                                                                      ---------      ---------      ---------

Income (loss) from continuing operations ........................      (190,193)      (543,931)        82,187

 Loss from discontinued operations:
   Loss from discontinued operations, net of
      income tax benefit of $0, $830 and
      $2,698, respectively ......................................            --         (1,541)        (7,587)
   Loss on disposal, net of income tax benefit of $0, $5,550,
     and $0 .....................................................            --        (38,424)            --
                                                                      ---------      ---------      ---------
       Total ....................................................            --        (39,965)        (7,587)
                                                                      ---------      ---------      ---------
Net income (loss) ...............................................     $(190,193)     $(583,896)     $  74,600
                                                                      ---------      ---------      ---------

Comprehensive (loss) income, net of tax:
 Unrealized holding gains (losses) arising during period ........          (113)            15             51
                                                                      ---------      ---------      ---------
 Comprehensive (loss) income ....................................     $(190,306)     $(583,881)     $  74,651
                                                                      =========      =========      =========

Basic earnings (loss) per share:
  (Loss) income from continuing operations ......................     $   (6.61)     $  (19.32)     $    2.63
  Loss from discontinued operations .............................            --          (1.42)          (.24)
                                                                      ---------      ---------      ---------
  Net income (loss) .............................................     $   (6.61)     $  (20.74)     $    2.39
                                                                      =========      =========      =========

Diluted earnings (loss) per share:
  (Loss) income from continuing operations ......................     $   (6.61)     $  (19.32)     $    2.53
  Loss from discontinued operations .............................            --          (1.42)          (.23)
                                                                      ---------      ---------      ---------
  Net income (loss) .............................................     $   (6.61)     $  (20.74)     $    2.30
                                                                      =========      =========      =========


                 See notes to consolidated financial statements.

             UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                YEAR ENDED DECEMBER 31,
                                                                                     ---------------------------------------------
                                                                                         1999             1998             1997
                                                                                     -----------      -----------      -----------
                                                                                                    (IN THOUSANDS)
Cash flows from continuing operating activities:
  Income (loss) from continuing operations .....................................     $  (190,193)     $  (543,931)     $    82,187
  Adjustments to reconcile income (loss) from continuing operations to net cash used by continuing operating activities:
               Increase in accrued interest receivable and servicer advances ...         (22,516)        (106,504)         (23,822)
               Decrease (increase) in other assets .............................          22,720            3,001          (12,961)
               Increase (decrease)in other liabilities .........................          (2,335)          80,720           33,826
               Decrease (increase) in interest-only and residual
                 certificates--net .............................................         107,377          419,611         (277,642)
      Increase in capitalized mortgage servicing rights ........................              --          (25,513)         (34,226)
      Amortization of capitalized mortgage servicing rights ....................          40,148           34,125            9,272
      Investment gains .........................................................              --          (15,511)              --
      Loan loss provision on owned loans .......................................          15,001           26,924            3,462
      Amortization and depreciation ............................................           6,877            6,779            6,945
      Provision for loss on loan to ESOP .......................................           2,845               --               --
      Deferred income taxes ....................................................              --          (95,385)          43,796
      Proceeds from sales and principal collections of loans ...................         547,772        3,349,460        2,807,849
      Originations and purchases of loans held for sale ........................        (644,205)      (3,373,670)      (2,875,000)
      Decrease from trading securities .........................................              --               --           17,418
                                                                                     -----------      -----------      -----------
        Net cash used by continuing operating activities .......................        (116,509)        (239,894)        (218,896)
                                                                                     -----------      -----------      -----------
  Cash flows from investing activities:
    Proceeds from sales of available-for-sale securities .......................           1,805           18,985            1,977
    Proceeds from maturities of held to maturity securities ....................              --            4,236               --
    Purchase of available-for-sale securities ..................................              --             (125)          (1,242)
    Purchase of held to maturity securities ....................................              --           (5,837)              --
    Proceeds from sale of real estate ..........................................          16,667           16,895               --
    Capital (expenditures) proceeds-net ........................................          10,215          (16,633)         (22,573)
                                                                                     -----------      -----------      -----------
        Net cash provided (used) by investing activities .......................          28,687           17,521          (21,838)
                                                                                     -----------      -----------      -----------
  Cash flows from financing activities:
    Proceeds from construction and mortgage loans ..............................              --               --            3,846
    Payments on construction and mortgage loans ................................              --               --          (12,612)
    Payments on senior and subordinated debt ...................................              --         (103,000)              --
    Proceeds from issuance of subordinated notes ...............................              --               --          146,855
    Increase in revolving credit facilities ....................................              --          633,332          192,550
    Decrease in debt with maturities of three months
      or less ..................................................................          (2,962)              --          (47,100)
    Decrease in warehouse loan facility ........................................              --           (1,703)         (19,007)
    Proceeds from ESOP debt ....................................................              --               --              850
    Payments on ESOP debt ......................................................              --           (1,516)          (1,517)
    Cash dividends paid ........................................................              --          (12,235)         (14,750)
    Increase (decrease) in managed cash overdraft ..............................           4,811          (13,625)          13,625
    Purchases of treasury stock ................................................              --               --             (629)
    Decrease (increase) in unearned ESOP compensation ..........................              --            1,851           (2,514)
    Proceeds from exercise of stock options and warrants .......................              --              113              222
                                                                                     -----------      -----------      -----------
        Net cash provided (used) by financing activities .......................           1,849          503,217          259,819
                                                                                     -----------      -----------      -----------
  Net cash flows from discontinued operations ..................................            (346)         (89,214)         (33,013)
                                                                                     -----------      -----------      -----------
  Increase (decrease) in cash and cash equivalents .............................         (86,319)         191,630          (13,928)
  Cash and cash equivalents at beginning of period .............................         192,212              582           14,510
                                                                                     -----------      -----------      -----------
  Cash and cash equivalents at end of period ...................................     $   105,893      $   192,212      $       582
                                                                                     ===========      ===========      ===========


                 See notes to consolidated financial statements.

             UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                               ACCUMULATED              TREASURY         TOTAL
                                                                ADDITIONAL        OTHER      RETAINED   STOCK AND     STOCKHOLDERS'
                                       PREFERRED      COMMON     PAID-IN      COMPREHENSIVE  EARNINGS      ESOP          EQUITY
                                         STOCK         STOCK     CAPITAL          INCOME     (DEFICIT)     DEBT         (DEFICIT)
                                       ---------     ---------  ----------    -------------  ---------   ---------    -------------
                                                                             (IN THOUSANDS)
BALANCE, DECEMBER 31, 1996 .........   $   3,910     $  59,255   $ 184,397       $      48   $ 190,579   $ (17,912)     $ 420,277
Net income .........................                                                            74,600                     74,600
Dividends declared .................                                                           (14,750)                   (14,750)
Increase in ESOP debt ..............                                                                        (2,514)        (2,514)
Common stock options
  exercised ........................                       500       2,928                                                  3,428
Treasury shares acquired ...........                                                                          (629)          (629)
Release of ESOP shares .............                                   167                                                    167
Preferred stock converted ..........        (114)          188         (74)                                                    --
Mark-to-market adjustment on
investments ........................                                                    50                                     50
                                       ---------     ---------   ---------       ---------   ---------   ---------      ---------
BALANCE, DECEMBER 31, 1997 .........       3,796        59,943     187,418              98     250,429     (21,055)       480,629
Net loss ...........................                                                          (583,896)                  (583,896)
Dividends declared .................                                                           (12,236)                   (12,236)
Decrease in ESOP debt ..............                                                                         1,851          1,851
Restricted stock transactions ......                       (66)        150                                                     84
Common stock options
  exercised ........................                        35          78                                                    113
Release of ESOP shares .............                                  (719)                                                  (719)
Preferred stock converted ..........        (481)          794        (313)                                                    --
Mark-to-market adjustment on
  investments ......................                                                    15                                     15
                                       ---------     ---------   ---------       ---------   ---------   ---------      ---------
BALANCE, DECEMBER 31, 1998 .........       3,315        60,706     186,614             113    (345,703)    (19,204)      (114,159)
Net loss ...........................                                                          (190,193)                  (190,193)
Provision for loss on loan to
 ESOP ..............................                                                                         2,845          2,845
Restricted stock transactions ......                      (150)                                                              (150)
Preferred stock converted ..........        (287)          474        (187)                                                    --
Mark-to-market adjustment on
  investments ......................                                                  (113)                                  (113)
                                       ---------     ---------   ---------       ---------   ---------   ---------      ---------
BALANCE, DECEMBER 31, 1999 .........   $   3,028     $  61,030   $ 186,427       $      --   $(535,896)  $ (16,359)     $(301,770)
                                       =========     =========   =========       =========   =========   =========      =========


                 See notes to consolidated financial statements.

             UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


1. ACCOUNTING POLICIES

     1.1 Principles of Consolidation. The consolidated financial statements include the accounts and operations of United Companies Financial Corporation and subsidiaries (the "Company" or "United Companies"), all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     1.2 Loan Accounting. Prior to its disposition or closing of its lending operations, the Company originated and purchased loans (which includes for purposes hereof manufactured housing installment loan and installment sale contracts) for its own portfolio and for sale and/or securitization in the secondary market. Loans held for sale are carried at lower of cost or market.

     1.2(a) Loan Sales. On and prior to December 31, 1998, the Company sold substantially all loans which it originated or purchased as asset-backed securities and, prior to the 1998 fourth quarter securitization transaction, generally retained the servicing rights on loans sold. The Company has closed or sold all of its loan origination operations. See Note 2. Under the sales/servicing agreements, the buyer receives the principal collected on the loan and an agreed upon rate of return on the outstanding principal balance, the Company retains the excess of the interest at the contractual rate over the sum of the rate paid to the buyer (the "pass-through" rate), a normal servicing fee, and, where applicable, the trustee fee and surety bond fee. At the time of sale, the Company allocated a portion of its basis in the loans to mortgage servicing rights which was recorded as an asset (Capitalized mortgage servicing rights), recorded as an asset the fair value of the excess interest retained by it (Interest-only and residual certificates), made a provision for an allowance for losses on the loans sold, and recognized the resulting loan sale gain as revenue. At December 31, 1999, the Company determined the fair value of the home equity and manufactured housing product Interest-only and residual certificates and the Capitalized Mortgage Servicing Rights based on an amended agreement with an independent third party. See Notes 2 and 3. At December 31, 1998, the fair value of the Company's Interest-only and residual certificates, which is net of the allowance for loan losses, was determined at the time of sale by the Company by computing the present value of the cash flows of the excess interest retained by the Company expected to be received by it (using the expected dates that such interest is to be released from the related reserve accounts), discounted at an interest rate that the Company believed an unaffiliated third-party purchaser would require as a rate of return on a financial instrument comprised of such cash flows. These amounts were calculated using prepayment, default and loss severity assumptions based on the actual experience and anticipated losses of the Company's serviced portfolio for home equity loans and comparable industry prepayment statistics for manufactured housing contracts.

     1.2(b) Nonrefundable Loan Fees. Loan origination fees and incremental direct costs associated with loan originations are deferred and recognized over the lives of the loans as an adjustment to yield, using the interest method. Unamortized costs and fees are recognized upon sale of the loan or related asset-backed securities to third parties.

     1.2(c) Loan Servicing. On and prior to September 30, 1998, the Company generally retained the right to service loans it originated or purchased and subsequently sold or securitized in the secondary market. The Company did not retain the servicing on its 1998 fourth quarter securitization transaction. Fees for servicing loans are generally based on a stipulated percentage of the outstanding principal balance of such loans. The Company recognizes rights to service loans for others that have been acquired through either the purchase or origination of such loans.

     1.2(d) Allowance for Loan Losses. The Company's loan sale agreements for home equity loans generally provide for the subordination to a limited extent of cash in reserve accounts and excess interest spread retained relating to the loans sold. The subordination relates to credit losses which may occur after the sale of the loans and continues until the earlier of the payment in full of the loans or the termination of the agreement pursuant to which the loans were sold. In connection with the securitization of home equity loans and sale of the asset-backed certificates backed by such loans, the excess interest retained by the Company is generally subordinated to a limited extent to the sold certificates and used to fund a reserve account, thereby providing additional credit enhancement to the holders of the certificates. In connection with the securitization of manufactured housing contracts and sale of asset-backed certificates backed by such contracts, a senior/subordinated structure was generally utilized in which credit enhancement is provided to the senior certificates by the subordinated certificates. A senior/subordinated structure was utilized by the Company in its 1998 fourth quarter home equity securitization transaction. The senior/subordinated structure does not utilize a reserve account. The 1998 fourth quarter securitization transaction, along with two earlier 1998 home equity loan securitization transactions which have no reserve accounts and one of the 1997 home equity loan securitization transactions which has a reserve account, provides for an "overcollateralization" feature whereby the excess interest spread retained by the Company, net of the portion thereof used to cover losses on the securitized loans, is applied against the principal balance of the asset-backed certificates backed by such loans. This application, in the absence of losses, accelerates the amortization of the principal balance of the asset-backed certificates relative to the amortization of the loans backing such certificates, so that the principal balance of the loans will exceed the principal balance of the certificates. This application, which is a part of the credit enhancement provided in these securitization transactions, continues until the level of overcollateralization equals the amount specified in the related loan sale agreement, at which time such application ceases unless necessary to maintain the level of overcollateralization at its required level. Regardless of the structure of the loan sale transaction, the Company estimates the amount of future losses under the loan sale agreements and provides a reserve for such losses in determining the amount of gain recorded at the time of the sale and the subsequent carrying value of the Interest-only and residual certificates.

          The Company provides for estimated loan losses on loans owned by the Company by establishing an allowance for loan losses through a charge to earnings. The Company conducts periodic reviews of the quality of the loan portfolio and estimates the risk of loss based upon historical loss experience, prevailing economic conditions, estimated collateral value and such other factors which, in management's judgment, are relevant in estimating the adequacy of the Company's allowance for loan losses. While management uses the best information available in conducting its evaluation, future adjustments to the allowance may be necessary if there are significant changes in historical loss experience, economic conditions, collateral value or other elements used in conducting the review.

     1.2(e) Other. Loans are placed on a nonaccrual status when they are past due 150 days.

     1.2(f) Property Acquired in Satisfaction of Debt. The Company records properties received in settlement of loans ("real estate owned") at the lower of their market value less estimated costs to sell ("market") or the outstanding loan amount plus accrued interest ("cost"). The Company accomplishes this by providing a specific reserve, on a property by property basis, for the difference between market and cost. Market value is generally determined by purchase agreements or property valuations performed either by Company personnel or independent appraisers. The related adjustments are included in the Company's provision for loan losses for owned loans.

     1.3 Property. Property is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over the estimated useful lives of the assets.

     1.4 Income Taxes. The Company and its subsidiaries file a consolidated federal income tax return. The Company allocates to its subsidiaries their proportionate share of the consolidated tax liability under a tax allocation agreement whereby each affiliate's federal income tax provision is computed on a separate return basis. Deferred income taxes are provided for the effect of revenues and expenses which are reported in different periods for financial reporting purposes than for tax purposes. Such differences result primarily from providing for loan losses, loan income, loan sale gains and depreciation.

     1.5 Cash Equivalents. For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1999 and 1998, cash equivalents totaled $106 million and $192 million, respectively.

     1.6 Accounting Standards. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize, at fair value, all derivatives as either assets or liabilities. The accounting for changes in the fair value of a derivative is dependent upon the intended use of the derivative. SFAS No. 133 is effective for all periods beginning after June 15, 2000. Earlier application of the provisions of SFAS No. 133 is encouraged, but is permitted only as of the beginning of any quarter that begins after issuance of the Statement. Retroactive application is not allowed. The Company is reviewing the provisions of this pronouncement but has not yet determined the effect of its implementation on the Company's financial condition or results of operations.

          In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS No. 134"), which was effective for the first fiscal quarter beginning after December 15, 1998. SFAS No. 134 requires that, after the securitization of mortgage loans held for sale, any retained investment in the related mortgage-backed securities be classified in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", based on the entity's ability and intent to sell or hold the investment. Prior to SFAS No. 134, the Company was required to classify its retained interests as a trading security even though it had no intent to dispose of the security. In 1998 the Company had indicated its intent to classify its Interest-only and residual certificates as "available-for-sale"; however, the Company subsequently determined to continue to classify its retained interests as a trading security, and therefore SFAS No. 134 had no impact on the Company's 1999 financial condition or results of operations.

     1. 7 Financial Instruments. The Company from time to time entered into interest rate hedge mechanisms to manage its exposure to interest rate changes in connection with the securitization and sale of its loans. The Company closed out the hedge position to coincide with the related loan sale and securitization transactions and recognized the results of the hedge transaction in determining the amount of the related loan sale gain. The Company did not have any open hedge positions at December 31, 1999 or 1998 other than the interest rate caps discussed in the following paragraph.

          The hybrid loan product originated by the Company was securitized using floating rate certificates with rates based on the one-month London interbank offered rate ("LIBOR"). To hedge the interest rate exposure during the fixed rate period of these loans, in 1998 the Company purchased floating interest rate caps, also based on one-month LIBOR, in the aggregate notional amount of $2.6 billion which limited the exposure to rising interest rates. Each reporting period, the Company marked-to-market the value of these hedges. At December 31, 1998, the fair market value of the Company's interest rate caps was approximately $4.8 million. In February 1999, a $1.6 billion notional amount interest rate cap owned by the Company was sold for $3.2 million resulting in a loss of approximately $1.0 million. In December 1999, the seller of the remaining $1.01 billion notional amount hedge notified the Company that the filing for protection under the Bankruptcy Code was an act of default under the hedge agreement. The hedge was subsequently redeemed for $1.05 million in January, 2000. Effectively, the entire securitized hybrid loan portfolio of $1.3 billion at December 31, 1999 is no longer subject to a hedge.

     1.8 Basic and Diluted Earnings (Loss) Per Common Share. Basic earnings
(loss) per share ("EPS") excludes dilution and is computed by dividing earnings by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings (loss) of the entity.

     1.9 Reclassifications. Certain prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income or net loss.

     1.10 Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. BANKRUPTCY PROCEEDINGS UNDER CHAPTER 11.

          On March 1, 1999, the Company and 11 of its wholly-owned subsidiaries (collectively, the "Debtors") filed petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The petitions were filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") under case numbers 99450-461 (the "Chapter 11 Cases"). The Chapter 11 Cases have been procedurally consolidated for administrative purposes. The Debtors continue to manage their affairs and operate their businesses as debtors-in-possession while the Chapter 11 Cases are pending. As debtors-in-possession, the Debtors may not engage in transactions outside of the ordinary course of business without the approval, after notice and hearing, of the Bankruptcy Court. As part of the Chapter 11 Cases, the Debtors have developed and filed a plan of reorganization that is discussed below and is subject to the approval of the Bankruptcy Court in accordance with Section 1129 of the Bankruptcy Code.

          Generally, actions to enforce or otherwise effect repayment of all prepetition liabilities, as well as all pending litigation against the Debtors, have been stayed while the Debtors have continued their business operations as debtors-in-possession. Schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the filing date as reflected in the Debtors' accounting records. Differences between amounts reflected in such schedules and claims filed by creditors have been investigated and have been or will be amicably resolved or adjudicated before the Bankruptcy Court or such other court, tribunal or board of competent jurisdiction. The ultimate amount and settlement terms for such liabilities are subject to a plan of reorganization, and accordingly, are not presently determinable.

          Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other executory pre-petition contracts, subject to Bankruptcy Court review. The Company cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting leases or from the filing of claims for any rejected contracts, and no provisions have been made for these items in the accompanying consolidated financial statements of the Company.

          Subsequent to the filing of the Chapter 11 Cases, the Debtors entered into a Post Petition Loan and Security Agreement (the "Loan Agreement") with Greenwich Capital Financial Products, Inc. and The CIT Group/Business Credit, Inc. and a Post Petition Whole Loan Purchase Facility (the "Purchase Facility") with Greenwich Capital Financial Products, Inc. to provide secured debtor-in-possession financing. The Loan Agreement provided for borrowings, on a revolving basis, dependent upon the Debtors' level of inventory of mortgage loans and initially was established at $150 million with provisions to increase the maximum amount to $300 million, with Bankruptcy Court approval. The Purchase Facility provided for a commitment to purchase up to $500 million of qualifying loans. The Purchase Facility was initially approved up to $75 million with provisions to increase the maximum limit to $500 million at a later date. In May, 1999, the Bankruptcy Court issued a final order confirming the debtor-in-possession financing at the interim aggregate level of $225 million, of which $150 million was available under the Loan Agreement and $75 million was available under the Purchase Facility. At December 31, 1999, the Debtors had no amounts outstanding under the Loan Agreement or the Purchase Facility. In February 2000, the Loan Agreement and the Purchase Facility expired.

          On March 22, 1999, the Company announced that it would close its GINGER MAE subsidiary after efforts to sell that business were unsuccessful. As of July 31, 1999, the closure of this unit, as well as the previously announced closure of its correspondent (Unicor) and manufactured housing (United Companies Funding) lending units, had been completed.

          The Company also announced on March 22, 1999 its decision to market for sale its home equity loan retail lending platform. On April 16, 1999, the Company announced that it had accepted a bid from Aegis Mortgage Corporation ("Aegis") to purchase 127 retail branches, subject to Bankruptcy Court approval. The Company also announced that it would close its remaining retail loan origination branches, thereby exiting all loan origination channels. On April 26, 1999, the Company and certain of its affiliates (the "Sellers") entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Aegis and Cerberus Partners, L.P., whereby the Sellers agreed to sell to Aegis certain assets of their loan origination business for a purchase price of (i) $3,000,000, plus (ii) certain agreed upon expenses incurred during the month of May, 1999 equal to $7,300,000. The assets sold under the Asset Purchase Agreement included (a) loans originated by the Sellers prior to the closing date which had not been funded and closed as of such date, (b) all rights of the Sellers under certain of the various contracts and leases relating to the loan origination business, (c) certain of the computer software relating to such business, and (d) the UC Lending(R) tradename. By order dated May 11, 1999, the Bankruptcy Court approved the sale pursuant to the terms of the Asset Purchase Agreement. The Aegis transaction closed on June 1, 1999. The net assets and resulting loss relating to this sale were not material to the consolidated financial statements of the Company.

          On December 29, 1999, the Company signed a letter agreement for the sale of substantially all of the assets related to its mortgage servicing business, whole loan portfolio and residual interests to EMC Mortgage Corporation ("EMC"), a wholly-owned subsidiary of The Bear Stearns Companies, Inc. ("Bear Stearns"). Cash on hand and certain other assets were not included in the letter agreement. The letter agreement also provided that the Company could bifurcate the transaction and sell its whole loan portfolio to another bidder or accelerate the sale of the whole loan portfolio to EMC subject to higher or better offers. The transaction was subject to the negotiation and execution of definitive documentation, as well as to the approval of the Bankruptcy Court and the submission of higher and better offers pursuant to bidding procedures to be established by the Bankruptcy Court, as well as certain other conditions. On May 26, 2000, the Debtors and Bear Stearns, EMC, and EMC Acquisition Corp. (the "EMC Parties") entered into an Asset Purchase Agreement and a Mortgage Loan and REO Purchase Agreement (see below), thus giving effect to the letter of intent signed on December 29, 1999. Bidding procedures were approved by the Bankruptcy Court on June 20, 2000 and June 8, 2000, respectively.

          Asset Purchase Agreement. This agreement provides for the sale of substantially all of the Debtors' assets relating to the mortgage servicing business and Interest-only and residual certificates (the "Purchased Assets"), including, without limitation, certain mortgage pass-through certificates, servicing and interest advances on home equity loans, prepayment penalty income, all of the rights, interests and benefits of the Debtors in, to and under certain pooling and service agreements and other executory contracts, insurance policies, prepayment fees, penalties and other income from or with respect to mortgage loans, certain claims relating to the performance of mortgage loans, and servicing rights relating to certain securitization trusts, together with associated cash flow owned by the Debtors for the period from and after January 1, 2000.

          This agreement contemplates an effective date as of January 1, 2000. Correspondingly, the agreement provides that cash flow associated with the Purchased Assets during the period from and after the effective date and up to and including the closing date shall be for the account of the EMC Parties. In the event that there is a cash flow deficit during such period, the purchase price shall be increased by the amount of such deficit and, at closing, EMC shall pay the amount of such deficiency. In the event of a cash flow surplus during such period, the purchase price shall be decreased by the amount of such surplus. This agreement also provides for adjustments to the purchase price based primarily on future movement of interest rates and loan delinquency rates within the floor and ceiling price of $258,300,000 and $315,700,000. As of July 31, 2000, the purchase price had decreased by approximately $4,000,000.

          The EMC Parties agreed, pursuant to this agreement, to assume and discharge all liabilities and obligations associated with the Purchased Assets arising from or related to the period from and after the closing date, including, without limitation, all servicing obligations under the pooling and servicing agreements, to which the Debtors are parties, related to the period from and after the closing date.

          Mortgage Loan and REO Purchase Agreement. This agreement provides for the sale of substantially all of the Company's portfolio of owned mortgage loans and REO properties totalling approximately $391 million at December 31, 1999, together with the right to service such loans. The purchase price, set forth in this agreement, is predicated upon applicable percentages of the unpaid principal balance for the different types of assets: (1) performing mortgage loans - 93.5%; (2) non-performing loans - 52.5%; and (3) REO Properties - 46.2%; and will be measured as of the month end preceding the closing date. The sale transaction pursuant to this agreement was subject to the submission of higher and better offers pursuant to bidding procedures approved by the Bankruptcy Court. No other offers were received. On August 15, 2000, the Bankruptcy Court approved the sale transaction pursuant to this agreement. The December 31, 1999 carrying value of the assets subject to this agreement was adjusted down by approximately $5 million to reflect the pricing method described herein and is included in the statement of operations.

          The EMC Parties caused letters of credit in the aggregate amount of $20 million to be posted as down payments for the Purchased Assets and the assets to be purchased pursuant to the Mortgage Loan and REO Purchase Agreement. The Asset Purchase Agreement provides for payment to EMC of a breakup fee in the event certain circumstances are satisfied. The agreements also provide for termination provisions and expense reimbursements under certain circumstances.

          On August 10, 2000, the Company received a competing offer from Goldman Sachs and UCF Acquisition Corp. (the "Goldman Sachs Group"). The offer provided for the acquisition of all of the outstanding shares of certain of the Company's subsidiaries which hold the Interest-only and residual certificates. The offer covered substantially all of the Company's assets except owned loans and manufactured housing residuals, with the exception of the 1996-2 manufactured housing securitization which was included in the offer. The offer contained many of the provisions similar to those contained in the EMC Asset Purchase Agreement.

          On August 15, 2000, the Company conducted an auction in accordance with bidding procedures approved by the Bankruptcy Court between the EMC Parties for the Purchased Assets and the Goldman Sachs Group for the stock which was the subject of the Goldman Sachs Group's offer. The EMC Parties were the successful bidders for the assets covered by the EMC Asset Purchase Agreement. As of December 31, 1999, the Company recorded the fair value of the home equity and manufactured housing product Interest-only and residual certificates, the Capitalized mortgage servicing rights, and the owned mortgage loans and REOs based upon the value specified in the Mortgage Loan and REO Purchase Agreement and in the EMC Asset Purchase Agreement, as amended by the EMC Parties' bid on August 15, 2000.

          On August 11, 2000, the Company filed a Third Amended Plan of Reorganization for Debtors pursuant to Chapter 11 of the United States Bankruptcy Code (as so amended, the "Plan"). The Plan incorporates a proposed compromise and settlement of certain issues which are disputed by the Company and other parties in interest. These issues related primarily to whether the estates of each of the Debtors should be treated separately for purposes of making payments to creditors, whether and to what extent proceeds from the proposed sale transactions, discussed above, should be allocated among the Debtors based upon their respective claims of ownership to certain assets sold thereunder, and the amount and priority of certain intercompany claims. The provisions of the Plan relating to substantive consolidation of the Debtors, the cancellation of intercompany claims, and the treatment of each class of claims under the Plan reflect this compromise and settlement which, with Bankruptcy Court approval, shall be binding upon the Debtors, all creditors, and all persons receiving any payments or other distributions under the Plan.

          If the Plan becomes effective, the Chapter 11 Cases shall be deemed to be substantively consolidated for purposes of the Plan. The assets and liabilities of the Debtors shall be pooled and all claims shall be satisfied from the assets of a single consolidated estate. Any claims against one or more of the Debtors based upon a guaranty, indemnity, co-signature, surety or otherwise, or claims against another Debtor shall be treated as a single claim against the consolidated estate of the Debtors and shall be entitled to distributions under the Plan only with respect to such single claim. A hearing to consider confirmation of the Plan is currently scheduled for September 13, 2000. There is no assurance that such hearing shall proceed, be adjourned or that the Plan shall not be amended.

          The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which contemplate a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's recent losses from operations and the related Chapter 11 Cases raise substantial doubt about the Company's ability to continue as a going concern. The use of the going concern basis of accounting is appropriate until confirmation of a plan by the Bankruptcy Court.

          A plan or plans of reorganization could materially change the amounts currently recorded in the financial statements. The financial statements do not give effect to any adjustment to the carrying value of assets or amounts and classifications of liabilities that might be necessary as a result of the Chapter 11 Cases.

3. INTEREST-ONLY AND RESIDUAL CERTIFICATES -- NET

     On and prior to December 31, 1998, the Company sold substantially all of the loans it originated as asset-backed securities and generally retained the servicing rights on loans sold as described in Note 1.2(a). In its securitization transactions, the Company received, in addition to cash proceeds, Interest-only and residual certificates created as a result of such securitizations. In addition, the Company also recognized as an asset the capitalized value of mortgage servicing rights. These assets constituted, and at December 31, 1999, Interest-only and residual certificates continued to constitute, a substantial portion of the Company's total assets, and loan sale gains resulting from securitizations represented the largest component of the Company's revenues during the quarters in which a securitization transaction occurred.

     Realization of the value of these Interest-only and residual certificates and capitalized mortgage servicing rights is subject to the prepayment and loss characteristics of the underlying loans and to the timing and ultimate stream of cash flows associated with such loans. At December 31, 1999, the Company determined the fair value of the home equity and manufactured housing product Interest-only and residual certificates and the Capitalized mortgage servicing rights based on an executed purchase agreement, as amended on August 15, 2000, with an independent third party. (See Note 2.) The Company believes that an executed purchase agreement from an independent third party is the best indication of these assets' fair value at December 31, 1999 based on the fact that this purchase price was negotiated with a third party after an extensive due diligence process which lasted several months and was revised pursuant to an auction conducted in the Bankruptcy Court between the third party and a competing offeror. Such process involved the solicitation of numerous interested parties, many of whom expressed interest in the assets and performed their own in-depth due diligence. This process culminated with the execution of a purchase agreement with the EMC Parties for the purchase of the Company's Interest-only and residual certificates, the receipt of a similar competing offer for the purchase of the stock of certain of the Company's subsidiaries which hold the Interest-only and residual certificates and an auction involving the interested parties on August 15, 2000. (See Note 2.) During the performance of due diligence by the third parties, the Company continued to value the Interest-only and residual certificates and Capitalized mortgage servicing rights using cash flow models historically employed by the Company. The Company's models indicated that the remuneration provided by the purchase agreement with the EMC Parties was indicative of fair value and the Company believes that its ability to complete the execution of such agreement is the best indication of market assumptions for such assets.

     The Company is aware that different valuations have been prepared in connection with the bankruptcy proceedings which contains a range of significantly different valuations for such assets. However, based upon its review of such valuations and additional analysis performed by the Company using cash flow models historically employed by the Company, the Company believes that the higher and lower ranges of these valuations are not indicative of fair value and that the executed purchase agreement with the EMC Parties, as amended on August 15, 2000, is the best indication of market assumptions for such assets.

     In its determination of the fair value of the Interest-only and residual certificates at December 31, 1998, the Company used prepayment, default and loss severity assumptions based on the actual experience of the Company's serviced portfolio for home equity loans, expected future performance, and comparable industry prepayment statistics for manufactured housing contracts. The following prepayment assumptions were used by the Company as of December 31, 1998, in the valuation of its home equity Interest-only and residual certificates:

     o A life-to-date prepayment speed (i.e., an average lifetime prepayment speed) of 30.1%, based on a seasoning curve, for the Company's fixed rate loan products. The curve begins at 4% in month one, increases to 34% in month fifteen and stays constant until month 26, ramps down to 30% in month 44 and remains constant at this rate until maturity. At December 31, 1998, the Company had $3.7 billion in fixed rate home equity loans in its servicing portfolio.

     o A life-to-date prepayment speed of 33.3%, based on a seasoning curve, for the Company's adjustable rate loan products ("ARMs"). The curve begins at 14% in month one, peaks at 39% in month twelve, decreases to 38% in month 16 and remains at this rate until month 36, ramps down to 30% in month 44 and remains constant at this rate until maturity. At December 31, 1998, the Company had $0.9 billion in ARMs in its servicing portfolio.

     o Generally a life-to-date prepayment speed of 30.5%, based on a seasoning curve, for the Company's hybrid loan products, i.e., loan products that have coupon rates fixed for two or three years and that become adjustable thereafter. The curve begins at 4% in month one, ramps to 35% in month fifteen and stays constant until month 20, ramps down to 30% in month 44 and remains constant at this rate until maturity. At December 31, 1998, the Company had $1.8 billion in hybrid loans in its servicing portfolio, of which $1.5 billion originally had rates fixed for three years.

     The other assumptions used by the Company in its valuation of its home equity loan Interest-only and residual certificates as of December 31, 1998 were as follows: the Company used an effective discount rate assumption of approximately 22% on cash flows (net of the related allowance for loan losses) from its home equity loan securitization transactions expected to be collected and deposited in the related reserve accounts. Certain cash in the reserve accounts was discounted at 15%. The Company used projected cumulative undiscounted losses of approximately 770 basis points for all its home equity loan products.

     At December 31, 1999 and December 31, 1998 the Company had $651 million and $721 million, respectively, of manufactured housing loans in its servicing portfolio. The following information describes the assumptions used by the Company as of December 31, 1998, in the valuation of its manufactured housing product Interest-only and residual certificates.

     The Company maintained its prepayment and loan loss assumptions while increasing the discount rate assumption. The prepayment assumption used by the Company assumed a life-to-date prepayment speed of 8.7%, based on a seasoning curve that begins at 5.55% in month one, ramps up to 9.0% by month 24 and remains constant at 9.0% until maturity. The effective discount rate assumption used by the Company was approximately 18% at December 31, 1998 based on cash flows (net of the related allowance for loan losses) expected to be received by the Company from its manufactured housing product securitization transactions. The Company used projected cumulative undiscounted losses of approximately 685 basis points for all its manufactured housing products at December 31, 1998.

     The following table reflects the composition of finance income, fees earned and other loan income for the periods indicated:


                                                                YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1999           1998           1997
                                                       ---------      ---------      ---------
                                                                    (IN THOUSANDS)
Servicing fees and excess interest collected .....     $ 242,091      $ 268,568      $ 193,369
Loan origination fees ............................        17,101        145,191        110,348
Loan interest ....................................        55,034         40,504         23,579
Other loan income ................................         6,728          5,171         13,229
Amortization of Interest-only and
   residual certificates .........................      (120,712)      (232,880)      (182,709)
Amortization of Capitalized mortgage
   servicing rights ..............................       (40,148)       (34,125)        (9,272)
Additional provision for losses on serviced
   loans and other ...............................       (82,584)       (63,830)        (9,515)
                                                       ---------      ---------      ---------
          Total ..................................     $  77,510      $ 128,599      $ 139,029
                                                       =========      =========      =========

4. LOANS -- NET

     4.1 Loans Owned. As discussed in Note 2, the Company has entered into a whole loan agreement that provides for the sale of substantially all of the Company's portfolio of owned mortgage loans and REO properties. The purchase price set forth in the agreement was used to determine the carrying value of loans owned at the lower of cost or market. The following schedule sets forth the components of Loans owned by the Company at December 31, 1999 and 1998:


                                                               DECEMBER 31,
                                                        ------------------------
                                                          1999           1998
                                                        ---------      ---------
                                                            (IN THOUSANDS)
Total loans held for sale .........................     $ 387,449      $ 217,275

Real estate owned:
     Home equity ..................................        10,548          4,482
     Commercial and other .........................           720          1,886
Nonrefundable loan fees ...........................        (7,676)        (4,896)
Other .............................................            --         (1,148)
                                                        ---------      ---------
           Total ..................................       391,041        217,599
                                                        ---------      ---------

Less:
     Allowance for loan losses (including valuation
       adjustment) ................................       (47,248)       (26,317)
                                                        ---------      ---------
                                                        $ 343,793      $ 191,282
                                                        =========      =========


     4.2 Loans Serviced. The following table sets forth the loans serviced by the Company for third parties at December 31, 1999 and 1998, by type of loan. The serviced portfolio at December 31, 1998 includes approximately $697.5 million of loans sold on a servicing released basis in the fourth quarter of 1998 on which the servicing was transferred in the first quarter of 1999. Substantially all of these loans were originated by the Company:


                                               DECEMBER 31,
                                        -------------------------
                                           1999           1998
                                        ----------     ----------
                                             (IN THOUSANDS)
Home equity .......................     $4,066,501     $6,352,920
Manufactured housing contracts ....        650,916        720,522
Other .............................         15,290         22,657
                                        ----------     ----------
          Total ...................     $4,732,707     $7,096,099
                                        ==========     ==========

     4.3 Loan Loss Allowances. The Company provides an estimate for future credit losses in an Allowance for loan losses for loans owned by the Company and for loans serviced for others at December 31, 1998. At December 31, 1999, the Company recorded the fair value of the home equity and manufactured housing product Interest-only and residual certificates and the Capitalized mortgage servicing rights based on an agreement to purchase with an independent third party. See Note 2. Since the estimate of fair value is based on an agreement to purchase from an independent third party, use and estimation of estimated future credit losses on serviced loans is no longer necessary. These allowance accounts are deducted in the Company's balance sheet from the asset to which they apply.


                                                             YEAR ENDED
                                                          DECEMBER 31,1999
                                                          ----------------
                                                               OWNED
                                                          ----------------
                                                           (IN THOUSANDS)
Allowance for loan losses, beginning of period ...            $ 26,317
Provision for loan losses ........................              15,001
Decrease in allowance for loan losses related
       to loans sold .............................             (21,810)
Net loans charged off ............................              (4,963)
Reclass from discontinued operations to continuing
       operations (See Note 13) ..................              29,305
Other ............................................               3,398
                                                              --------
Allowance for loan losses, end of period .........            $ 47,248
                                                              ========

                                                                  YEAR ENDED DECEMBER 31, 1998
                                                            ---------------------------------------
                                                              OWNED        SERVICED         TOTAL
                                                            ---------      ---------      ---------
                                                                        (IN THOUSANDS)
Allowance for loan losses, beginning of period ........     $   3,691      $ 106,563      $ 110,254
Provision for loan losses .............................         4,369        150,016        154,385
Additional provision for loan losses - valuation
       adjustment .....................................        22,555        298,871        321,426
Net loans charged off (1) .............................        (4,298)       (49,746)       (54,044)
                                                            ---------      ---------      ---------
Allowance for loan losses, end of period ..............     $  26,317      $ 505,704      $ 532,021
                                                            =========      =========      =========

          (1) Excludes accrued interest

          As of December 31, 1999, approximately $4.1 billion of home equity loans sold were serviced under agreements substantially all of which provide for the subordination of cash and excess interest spread owned by the Company for credit losses. The maximum recourse associated with sales of home equity loans according to the terms of the loan sales agreements was approximately $1.4 billion at December 31, 1999, substantially all of which relates to the subordinated cash and excess interest spread. At December 31, 1999, the maximum recourse associated with the sale of approximately $651 million of manufactured housing contracts in securitization transactions according to the related contract sale agreements was approximately $50 million.

     4.4 Concentration of Credit Risk. The Company's serviced portfolio is geographically diversified. Although the Company serviced mortgage loans in 50 states and the District of Columbia, at December 31, 1999, a substantial portion of home equity loans serviced were originated or acquired in California (8.6%), Louisiana (8.1%), Florida (7.4%), Ohio (6.0%) and New York (5.1%), respectively, and no other state accounted for more than 5.0% of the serviced portfolio. The portfolio of manufactured housing contracts serviced were originated primarily in South Carolina (16.8%), Texas (15.5%), and North Carolina (12.5%). The risk inherent in such concentrations is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrower.

5. PROPERTY -- NET

    Property is summarized as follows as of the indicated dates:

                                        DECEMBER 31,
                                    --------------------
                                      1999        1998
                                    --------    --------
                                        (IN THOUSANDS)
Land and buildings ..............   $ 22,064    $ 23,911
Furniture, fixtures and equipment     21,487      37,515
                                    --------    --------
          Total .................     43,551      61,426
Less accumulated depreciation ...    (11,345)    (15,543)
                                    --------    --------
          Total .................   $ 32,206    $ 45,883
                                    ========    ========

    During 1998, the Company sold real estate investment property with a carrying value of $24.3 million and recognized a gain of $8.3 million on the sale of these assets. During 1999, investment property with a carrying value of $2.1 million was sold and a loss of $382 thousand was recognized on this sale. In addition, during 1999 the Company recognized a loss of approximately $3.7 million in connection with the liquidation of properties which it had previously used in its lending operations.

    Rental expense on operating leases, including real estate, computer equipment and automobiles, totaled $5.2 million, $13.5 million and $11.8 million during 1999, 1998 and 1997, respectively. Minimum annual commitments at December 31, 1999 under operating leases that are noncancellable, except those that may be rejected in the Chapter 11 Cases (see Note 2), are as follows (in thousands):

2000.................................. $ 471
2001..................................   337
2002..................................   126
2003..................................    21
                                       -----
          Total....................... $ 955
                                       =====

6. CAPITALIZED MORTGAGE SERVICING RIGHTS

    The following table summarizes the activity in Capitalized mortgage servicing rights for 1999 and 1998:

                                               YEAR ENDED DECEMBER 31,
                                               -----------------------
                                                 1999          1998
                                               --------      --------
                                                    (IN THOUSANDS)
Balance, beginning of year.................... $ 40,148      $ 48,760
Capitalized amount............................       --        25,513
Amortization and valuation allowance..........  (40,148)      (34,125)
                                               --------      --------
Balance, end of year.......................... $     --      $ 40,148
                                               ========      ========

    Amortization in the year ended December 31, 1998 includes the impact of the increase in the assumed prepayment speeds and the estimated costs of servicing loans in the future. The Company adjusted the carrying value to the estimated realizable value at December 31, 1999 based on an agreement to purchase with an independent third party. See Note 2.

    See Note 14 for a discussion of the contingencies relating to the Company's servicing activities.

7. NOTES PAYABLE

    Notes payable consisted of the following at the dates indicated:

                                                                   DECEMBER 31,
                                                            -----------------------
                                                               1999         1998
                                                            ----------   ----------
                                                                 (IN THOUSANDS)
Senior debt:
    9.35% Senior unsecured notes due November, 1999 ......  $  125,000   $  125,000
    7.7% Senior unsecured  notes due January, 2004 .......     100,000      100,000
    Revolving credit facility ............................     825,882      825,882
    Warehouse facilities .................................          --        2,962
    ESOP debt ............................................       8,950        8,950
                                                            ----------   ----------
          Total senior debt ..............................   1,059,832    1,062,794
                                                            ----------   ----------
Subordinated debt:
    8.375% Subordinated unsecured notes due July,2005 ....     150,000      149,231
    Subordinated debentures ..............................       7,000        7,000
                                                            ----------   ----------
          Total ..........................................  $1,216,832   $1,219,025
                                                            ==========   ==========

     Subsequent to the filing of the Chapter 11 Cases, the Debtors entered into a Post Petition Loan and Security Agreement (the "Loan Agreement") with Greenwich Capital Financial Products, Inc. and The CIT Group/Business Credit, Inc. and a Post Petition Whole Loan Purchase Facility (the "Purchase Facility") with Greenwich Capital Financial Products, Inc. to provide secured debtor-in-possession financing. The Loan Agreement provided for borrowings, on a revolving basis, dependent upon the Debtors' level of inventory of mortgage loans and initially was established at $150 million with provisions to increase the maximum amount to $300 million, with Bankruptcy Court approval. The Purchase Facility provided for a commitment to purchase up to $500 million of qualifying loans, The Purchase Facility was initially approved up to $75 million with provisions to increase the maximum limit to $500 million at a later date. In May, 1999, the Bankruptcy Court issued a final order confirming the debtor-in-possession financing at the interim aggregate level of $225 million, of which $150 million was available under the Loan Agreement and $75 million was available under the Purchase Facility. At December 31, 1999, the Debtors had no amounts outstanding under the Loan Agreement or the Purchase Facility. In February 2000, the Loan Agreement and the Purchase Facility expired.

     At December 31, 1999 and 1998 the Company was not in compliance with certain of the financial covenants relating to its debt and, having not cured such non-compliance within the applicable cure periods, is in default thereunder.

     In April 1997, the Company entered into an $800 million senior unsecured revolving credit facility (the "Credit Facility") syndicated with a total of 22 participating lenders and, in July 1998, the Credit Facility was increased to $850 million. The Company used a portion of the proceeds from this three-year credit facility to refinance existing debt and used the remaining proceeds for general corporate purposes, including interim funding of loan originations. A portion of the amount available under the Credit Facility could be used to have letters of credit issued for the Company's account. The Company deposited letters of credit in lieu of depositing cash in the related reserve accounts in certain securitization transactions. As of December 31, 1999 and December 31, 1998, the aggregate principal amount of loans outstanding under the Credit Facility was $826 million and letters of credit in the maximum amount of approximately $24 million, deposited in lieu of cash in the related reserve accounts, were issued under the Credit Facility for the Company's account. As a result, at December 31, 1999 and December 31, 1998, the commitment under the Credit Facility was fully utilized. The amount of these letters of credit outstanding as of December 31, 1998 are not included in Notes payable. However, during January, 2000, the Trustee, of the applicable securitization transactions, exercised its right to demand a draw on the letters of credit which caused an increase in Other Liabilities of approximately $24 million, the amount of the draw.

     On February 3, 1999, the Company announced that it was experiencing difficulties in generating the liquidity necessary to maintain home equity loan production at levels contemplated by its previously announced restructuring plan. As a result of the financial condition of the Company at the time, there was also no availability under warehouse facilities that it had with First Union National Bank ("First Union") and other lenders. As an interim measure, on February 5,

1999, the Company obtained a short term repurchase facility from First Union in the amount of $40 million which was repaid on March 9, 1999, from proceeds under the Company's debtor-in-possession financing. (See Note 2.)

     In addition to the Credit Facility, the Company had maintained a warehouse facility provided by United Companies Life Insurance Company ("UCLIC"). At December 31, 1998, this facility, which was established upon the sale of UCLIC, provided for the purchase of up to $150 million in first mortgage residential loans and expired in July 1999. At December 31, 1998, the Company had the right for a limited time to repurchase certain loans which were eligible for securitization and as of December 31, 1998, $3.0 million in loans eligible for securitization were funded under this facility. At December 31, 1998, UCLIC had informed the Company that it would not honor any additional funding under this facility.

     In June 1997, the Company publicly sold $150 million of its subordinated unsecured notes (the "Subordinated Notes"). The Subordinated Notes provide for interest payable semi-annually and are not redeemable prior to their maturity on July 1, 2005. The Subordinated Notes bear interest at 8.375% per annum and were issued at a discount from par. Such discount is being amortized using the effective interest method as an adjustment to yield over the life of the Subordinated Notes resulting in an effective interest rate on the Subordinated Notes of 8.48% per annum. The terms of the Subordinated Notes provide that they rank subordinate and junior in right of payment to the prior payment of all existing and future senior indebtedness of the Company.

    In December 1996, the Company publicly sold $100 million of its senior unsecured notes. The December 1996 notes matured and were paid in July of 1998. The Company previously publicly sold $125 million and $100 million of its senior unsecured notes with maturities in November 1999 and January 2004, respectively. All of these notes provide for interest payable semi-annually and are not redeemable prior to maturity. The terms of these notes provide that they rank on a parity with other unsecured and unsubordinated indebtedness of the Company. The net proceeds from the sale of these notes were used for working capital purposes.

    In May 1993, United Companies Lending Corporation, a wholly-owned subsidiary of the Company, entered into a subordinated debenture agreement with UCLIC. In connection with this agreement, this subsidiary borrowed $10 million from UCLIC, $3 million of which matured and was paid in 1998, $3 million of which matures in 2000 and bears an interest rate of 6.64% per annum and $4 million of which matures in 2003 and bears an interest rate of 7.18% per annum.

    The Company made payments for interest of $18.4 million, $77.3 million and $40.9 million during the years ended December 31, 1999, 1998 and 1997, respectively.

    The Company takes no position with respect to the accrual of interest, if any, on its secured and unsecured claims in connection with the Chapter 11 Cases. See Note 2.

8. INCOME TAXES (BENEFIT)

    The provision (benefit) for income taxes attributable to continuing operations is as follows:


                              YEAR ENDED DECEMBER 31,
                         ------------------------------
                           1999       1998       1997
                         --------   --------    -------
                                 (IN THOUSANDS)
Current ...............  $  6,872   $ 10,624    $  7,337
Deferred ..............        --    (95,393)     37,324
                         --------   --------    --------
          Total .......  $  6,872   $(84,769)   $ 44,661
                         ========   ========    ========

    Reported income tax expense attributable to continuing operations differs from the amount computed by applying the statutory federal income tax rate to consolidated income from continuing operations before income taxes for the following reasons:

                                                                         YEAR ENDED DECEMBER 31,
                                                                 -----------------------------------
                                                                    1999         1998        1997
                                                                 ---------    ---------    ---------
                                                                           (IN THOUSANDS)
Federal income tax (benefit) at statutory rate ...............   $ (64,162)   $(220,405)   $  44,397
Differences resulting from:
    Increase in valuation reserve (continuing operations) ....      64,820      127,785           --
    State income taxes .......................................          --          813        1,224
    Tax on excess inclusion income, net ......................       6,872        7,107           --
    Other ....................................................        (658)         (69)        (960)
                                                                 ---------    ---------    ---------
Reported income tax provision (benefit) ......................   $   6,872    $ (84,769)   $  44,661
                                                                 =========    =========    =========

    The significant components of the Company's net deferred income tax liability at December 31, 1999 and 1998 are as follows:

                                               DECEMBER 31,
                                          ----------------------
                                            1999         1998
                                          ---------    ---------
                                               (IN THOUSANDS)
Deferred income tax assets:
    Losses not currently deductible ...   $  75,329       63,245
    Allowance for loan losses .........     121,280       86,927
    Nonrefundable loan fees ...........       2,653        2,631
    Investments .......................         504          504
    Net operating loss carryforward          22,050       17,500
    Other .............................          --          (31)
                                          ---------    ---------
Deferred income tax assets ............     221,816      170,776
Valuation reserve .....................    (206,502)    (142,222)
                                          ---------    ---------
Net deferred tax asset ................      15,314       28,554
                                          ---------    ---------

Deferred income tax liabilities:
    Mortgage servicing rights .........       3,317       17,374
    Real estate .......................       5,503        3,780
    Other .............................       6,494        7,400
                                          ---------    ---------
                                             15,314       28,554
                                          ---------    ---------
Net deferred income tax liability .....   $      --    $      --
                                          =========    =========

    Payments made for income taxes during the years ended December 31, 1999, 1998 and 1997 were $6.0 million, $5.5 million and $1.6 million, respectively.

    At December 31, 1999 and 1998, the Company had a current income tax payable (receivable) of $7.9 million and ($4.7) million, respectively, included in "Other Liabilities" and "Other Assets", respectively. At December 31, 1999, the Company had a net operating loss carryforward of approximately $63 million which, if not utilized, will expire in the year 2018.

9. CAPITAL STOCK

    The Company has authorization to issue up to 100,000,000 shares of its $2.00 par value common stock. There were 29,334,893 and 29,172,916 shares outstanding at December 31, 1999 and 1998, respectively, excluding 1,180,117 treasury shares. The Company also has authorization to issue 20,000,000 shares of preferred stock of which 1,514,164 shares are currently issued (see discussion of "PRIDES(SM)" below). Included in the authorized preferred stock are

1,000,000 shares of Series A Junior Participating preferred stock and 800,000 shares of Cumulative Convertible preferred stock, none of which is outstanding. In October, 1998, the Company suspended indefinitely payment of future dividends on the Company's common and preferred stock.

    On July 7, 2000, the Company filed a second Amended Plan of Reorganization, and on August 11, 2000, a Third Amended Plan of Reorganization, with the Bankruptcy Court which, if confirmed, could eliminate any equity interests in the Company at the date of confirmation. See Note 2.

    On June 16, 1995, the Company concluded the sale of 1,955,000 shares of its Preferred Redeemable Increased Dividend Equity Securities(SM), 6 3/4% PRIDES(SM), Convertible Preferred Stock, par value $2.00 per share ("PRIDES(SM)"), at a price per share of $44.00. The terms of the PRIDES(SM) provide that dividends on them are cumulative and are payable quarterly in arrears on each January 1, April 1, July 1 and October 1. Net proceeds to the Company were approximately $83.3 million. During 1999 and 1998, 143,606 and 240,300 shares of PRIDES(SM) were converted into 237,377 and 397,205 shares of the Company's common stock, respectively.

    The terms of the PRIDES(SM) provide that they rank prior to the Company's common stock as to payment of dividends and distribution of assets upon liquidation. Such terms also provide that the shares of PRIDES(SM) mandatorily convert into shares of common stock on July 1, 2000 (the "Mandatory Conversion Date") on a two share to one share basis (as adjusted for the 100% common stock dividend paid October 20, 1995), and that the shares of PRIDES(SM) are convertible into shares of common stock at the option of the holder at any time prior to the Mandatory Conversion Date on the basis of 1.652 of a share of common stock for each share of PRIDES(SM), in each case subject to adjustment in certain events. In addition, such terms provide that the Company has the option to convert the shares of PRIDES(SM), in whole or in part, on or after July 1, 1998 until the Mandatory Conversion Date, into shares of its common stock according to a formula. Due to the bankruptcy proceedings, the Prides did not convert on July 1, 2000, but will convert to common stock at the confirmation hearing scheduled for September 13, 2000. (See Note 2.)

    During 1998, the Company paid cash dividends on its common stock in the amount of $6.8 million, or $.24 per share. In addition, during 1998, the Company paid cash dividends on its PRIDES(SM) in the amount of $4.2 million or $2.2275 per share. At December 31, 1999, the Company has dividends payable on its PRIDES(SM) of $1.2 million. As discussed above, payment of cash dividends on the Company's common and preferred stock have been suspended indefinitely.

     At December 31, 1999 and 1998, 1,180,117 shares of the Company's common stock, or 4% of the issued common stock, were held as treasury stock at a cost of $7.4 million.

10.  EARNINGS (LOSS) PER SHARE

     The following table sets forth the computation of basic and diluted earnings (loss) per share for the periods indicated:

                                                                        YEAR ENDED DECEMBER 31,
                                                               -------------------------------------
                                                                  1999          1998         1997
                                                               ----------    ----------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Basic Earnings (Loss) Per Share
   Income (loss) from continuing operations .................   $(190,193)   $(543,931)   $  82,187
   Less: Loss from discontinued operations ..................          --      (39,965)      (7,587)
                                                                ---------    ---------    ---------
   Net income (loss) ........................................   $(190,193)   $(583,896)   $  74,600
                                                                =========    =========    =========
   Weighted average number of common and common equivalent
     shares:
     Average common shares outstanding ......................      28,763       28,148       28,013
     Add: Dilutive effect of preferred stock after
          application of "if converted" method ..............          --           --        3,211
                                                                ---------    ---------    ---------
                                                                   28,763       28,148       31,224
   Earnings (loss) per share:
     Income (loss) from continuing operations ...............   $   (6.61)   $  (19.32)   $    2.63
     Loss from discontinued operations ......................          --        (1.42)        (.24)
                                                                ---------    ---------    ---------
       Total ................................................   $   (6.61)   $  (20.74)   $    2.39
                                                                =========    =========    =========

Diluted Earnings (Loss) Per Share
   Income (loss) from continuing operations .................   $(190,193)   $(543,931)   $  82,187
   Less: Loss from discontinued operations ..................          --      (39,965)      (7,587)
                                                                ---------    ---------    ---------
       Total ................................................   $(190,193)   $(583,896)   $  74,600
                                                                =========    =========    =========
   Weighted average number of common and all dilutive shares:
     Average common shares outstanding ......................      28,763       28,148       28,013
     Add: Dilutive effect of stock options after
          application of treasury stock method ..............          --           --          596
          Dilutive effect of preferred stock after
          application of "if converted" method ..............          --           --        3,887
                                                                ---------    ---------    ---------
                                                                   28,763       28,148       32,496
   Earnings (loss) per share:
     Income (loss) from continuing operations ...............   $   (6.61)   $  (19.32)   $    2.53
     Loss from discontinued operations ......................          --        (1.42)        (.23)
                                                                ---------    ---------    ---------
       Total ................................................   $   (6.61)   $  (20.74)   $    2.30
                                                                =========    =========    =========

     The weighted average anti-dilutive shares that were excluded from the computation of diluted earnings per share were 1,824,694, 1,777,448 and 546,275 for 1999, 1998 and 1997, respectively.

11. EMPLOYEE BENEFIT PLANS

    11.1 Employee Stock Ownership Plan. All employees who meet minimum age and service requirements participate in the Company's Employee Stock Ownership Plan ("ESOP"). On and prior to December 31, 1998, the Company made annual tax deductible contributions to the ESOP to be used to purchase additional shares of the Company's common stock or to pay debt service on shares acquired with the proceeds of loans ("leveraged shares"). The ESOP's leveraged shares are initially pledged as collateral for the debt incurred in connection with the acquisition of such shares. As the debt was repaid, the shares were released from collateral and allocated to plan participants. Contributions were allocated among participants based on years of service and compensation. Upon retirement, death or disability, the employee or a beneficiary receives the designated common stock.

     The Company's cash contributions to the ESOP were $2.3 million and $3.1 million for the years ended December 31, 1998 and 1997, respectively. There were no contributions made by the Company to the ESOP during 1999. Shares held by the ESOP at December 31, 1999 and 1998 were approximately 3.5 million and 3.6 million, respectively. During 1995, the ESOP was granted a $10 million line of credit from a financial institution, which line of credit was increased to $12 million during 1996. At December 31, 1999 and 1998, the ESOP had notes payable with a balance of $9.0 million under this line of credit. Because the source of the loan payments is primarily contributions received by the ESOP from the Company, such debt is included in the Company's Notes payable with a corresponding reduction of stockholders' equity. During 1997, the ESOP borrowed $3.4 million from the Company to purchase shares of the Company's common stock. The Company does not report the ESOP's notes payable or the Company's notes receivable in its balance sheet. Accordingly, no interest cost or interest income is recognized on the Company loans to the ESOP. At December 31, 1999, the balance of the Company's loans to the ESOP were written off. In accordance with Statement of Position 93-6 ("SOP 93-6"), leveraged shares purchased subsequent to December 31, 1992 are, upon release, reflected as compensation expense based on the then current market price of the shares. Shares which have not been committed to be released are not considered outstanding for purposes of the computation of earnings (loss) per share. Under the terms of the loan agreement and the provisions of SOP 93-6 shares of the Company's common stock are generally released from pledge and allocated to participant's accounts upon the payment of the principal and interest on the loan. The Company did not make any principal or interest payments during on the loans to the ESOP. At December 31, 1999, the ESOP had approximately 656,000 leveraged shares. On July 7, 2000, the Company filed an amended plan of reorganization with the Bankruptcy Court which, if confirmed, would cancel the common stock owned by the ESOP. (See Note 2.)

    During February and June 2000, three lawsuits were filed by participants in the United Companies Financial Corporation Employee Stock Ownership Plan (the "Plan"). Two suits were filed against the Plan Trustee and others alleging that the named defendants breached their fiduciary responsibilities and failed to maintain the Plan on a sound financial basis. The third suit was filed against the Plan Trustee and alleges that the defendant breached its fiduciary duties in its management and investment decisions as Trustee.

    Although the Company has no current plans to terminate its employee benefit plans, the Company will continue to liquidate its assets and will eventually terminate its employee benefit plans.

    11.2 Stock Option Plans. At December 31, 1999, the Company had four stock-based compensation plans for employees. The Company has filed a plan of reorganization which, if confirmed, could eliminate any equity interests in the Company that existed prior to the dates of confirmation. (See Note 2.) Because the Company's common stock has been trading in year 2000 in the over-the-counter market at approximately $.05 or less per share, management of the Company does not believe that any outstanding stock options, which at December 31, 1999, had a weighted average exercise price of $13.31 per share, will ever be exercised.

     A summary of the status of the Company's stock option plans (excluding the restricted stock awards and as adjusted for stock dividends) as of December 31, 1999, 1998 and 1997 and changes during the periods ending on those dates is present below:

                                                               YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------------
                                                  1999                   1998                   1997
                                           --------------------  ---------------------  ---------------------
                                                       WEIGHTED-              WEIGHTED-              WEIGHTED-
                                                        AVERAGE                AVERAGE                AVERAGE
                                                       EXERCISE    EXERCISE   EXERCISE               EXERCISE
        FIXED OPTIONS                       SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
        -------------                       ------      -----     ----------  --------    ------     --------
Outstanding at beginning of year .......   3,220,286    $13.11    2,390,023    $17.60    1,571,230    $13.27
      Granted ..........................          --        --    1,184,625      6.70      892,650     25.31
      Exercised ........................          --        --      (17,472)     6.49      (28,294)     7.77
      Canceled .........................  (2,295,208)       --     (336,890)    22.59      (45,563)    25.43
                                          ----------             ----------             ----------
Outstanding at end of year .............     925,078     13.31    3,220,286     13.11    2,390,023     17.60
                                          ==========             ==========             ==========
Weighted-average fair value of
  options granted during the year ......          --             $     4.72             $    23.35

          The following table summarizes information (as adjusted for stock dividends) about fixed stock options outstanding at December 31, 1999:

                                     OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                     ---------------------------------------------------------    -----------------------------
    RANGE OF                            WEIGHTED-AVERAGE          WEIGHTED-                         WEIGHTED-
    EXERCISE              NUMBER           REMAINING               AVERAGE          NUMBER           AVERAGE
     PRICES             OUTSTANDING  CONTRACTUAL LIFE (YEARS)   EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
   ---------            -----------  ------------------------   --------------    -----------    --------------
$2.00 to $4.00            247,706           7.83                    $ 3.64         109,720           $ 3.59
$4.01 to $17.50           321,322           3.79                      8.66         287,622             8.07
$18.00 to $24.00          255,450           6.50                     22.16         218,150            21.85
$25.00 to $34.00          100,600           6.96                     29.57          41,000            33.35
                          -------                                                  -------
Total                     925,078           5.96                     13.31         656,492            13.48
                          =======                                                  =======

         Restricted Stock Awards. The Company has awarded restricted stock to selected executives and other key employees.

         The following table summarizes information about restricted stock awards during the periods indicated:

                                    YEAR ENDED DECEMBER 31,
                                    ----------------------
                                     1999           1998
                                    ---------------------

     RESTRICTED STOCK AWARDS        SHARES         SHARES
     -----------------------        ------         ------
Outstanding at beginning
  of year ....................       98,400       131,400
  Granted ....................           --        10,000
  Lapse of restriction .......           --        (9,000)
  Cancelled ..................      (83,400)      (34,000)
                                   --------      --------
Outstanding at end
 of year .....................       15,000        98,400
                                   ========      ========

          As of December 31, 1999, the 15,000 shares of restricted stock outstanding had a purchase price of zero and a weighted-average remaining contractual life of two months. As of March 1, 2000, the restricted stock was cancelled as the market price of the Company's stock did not reach the required price to remove the restriction.

    11.3 Employees' Savings Plan. The United Companies Financial Corporation Employees' Savings Plan is designed to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the plan, employees are allowed to defer income on a pre-tax basis through contributions to the plan and the Company matches a portion of such contributions. The Company's matching contributions totaled $561 thousand, $3.3 million and $1.6 million during 1999, 1998 and 1997, respectively. Employees have ten investment options; the one to invest in the Company's common stock is no longer available. The plan held 436,005 shares and 1,069,244 shares of the Company's common stock at December 31, 1999 and 1998, respectively.

     11.4 Deferred Compensation Plans. Postretirement benefits were provided to eligible executive and senior officers of the Company under a non-qualified, deferred compensation plan. The cost of this plan during 1999 and 1998 was $40 thousand and $.3 million, respectively. The Company calculated its postretirement benefit obligation as of

December 31, 1999 using a weighted average discount rate of 5.95%. A reconciliation of the funded status of the deferred compensation plan as of December 31, 1999 and 1998 is as follows:

                                              DECEMBER 31,  NET     DECEMBER 31,
                                                1999       CHANGE      1998
                                              ----------- --------  -----------
                                                      (IN THOUSANDS)
Accumulated postretirement benefit cost ....   $ 1,278    $  (571)   $ 1,849
Plan assets ................................        --         --         --
                                               -------    -------    -------
Funded status ..............................     1,278       (571)     1,849
Unrecognized transition obligation .........       (42)       611       (653)
                                               -------    -------    -------
Accrued postretirement benefit cost ........   $ 1,236    $    40    $ 1,196
                                               =======    =======    =======

     The Company's obligation to pay the postretirement benefits is unsecured and subject to rejection in the Chapter 11 Cases.

12. DISCLOSURE ABOUT FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 ("SFAS No. 107") requires that the Company disclose the estimated fair values of its financial instruments, both assets and liabilities recognized and not recognized in its financial statements.

     SFAS No. 107 defines financial instruments as cash and contractual rights and obligations that require settlement in cash or by exchange of financial instruments. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale.

     The carrying value and fair value of the Company's financial assets and liabilities at December 31, 1999 and 1998 were as follows:

                                                                     DECEMBER 31,
                                                  ----------------------------------------------------
                                                           1999                          1998
                                                  -----------------------       ----------------------
                                                   CARRYING       FAIR           CARRYING      FAIR
                                                    VALUE         VALUE            VALUE       VALUE
                                                      (IN THOUSANDS)                (IN THOUSANDS)
Financial assets:
  Cash and cash equivalents ....................  $  105,893   $  105,893      $  192,212   $  192,212
  Loans ........................................     338,151      338,151         186,555      186,555
  Interest-only and residual certificates ......     355,127      355,127         462,504      462,504
  Capitalized mortgage servicing rights ........          --           --          40,148       44,465
Financial liabilities:
  Notes payable ................................   1,216,832           --(1)    1,219,025           --(1)
  Managed cash overdraft .......................       4,811        4,811              --           --

     (1)  See discussion under Notes payable below.

     The above fair values do not reflect any premium or discount from offering for sale at one time the Company's entire holdings of a particular financial instrument. Fair value estimates are made at a specific point in time based on relevant market information, if available. Because no market exists for certain of the Company's financial instruments, fair value estimates for these assets and liabilities were based on subjective estimates of market conditions and perceived risks of the financial instruments. At December 31, 1999, the Company recorded the fair value of the home equity Interest-only and residual certificates and the mortgage servicing rights based on an agreement to purchase with an independent third party.

     The following methods and assumptions were used to estimate the fair value of the Company's financial instruments:

     Cash and cash equivalents. The carrying amount of cash and cash equivalents approximates their fair values because these assets generally mature in 90 days or less and do not present any significant credit concerns.

     Loans. The fair value of the Company's loan portfolio at December 31, 1999 is based on the whole loan purchase agreement that provides for the sale of substantially all of the Company's portfolio of owned mortgage loans and REO properties, together with the right to service such loans. The purchase price, set forth in the whole loan purchase agreement, is predicated upon applicable percentages of the unpaid principal balance for the different types of assets:
(1) performing mortgage loans - 93.5%; (2) non- performing loans - 52.5%; and
(3) REO Properties - 46.2%. The fair value of the Company's loan portfolio at December 31, 1998 was determined by segregating the portfolio by its performing and non-performing components. Performing loans were further segregated into loans which were sold subsequent to year end and all other remaining saleable loans at December 31, 1998. Performing loans which were sold subsequent to year end were valued at the actual sales price of the loans. All other remaining saleable loans were valued either based upon competitive bids received or based upon the estimated fair value of the loans given market conditions as of the applicable period end. Non-performing loans were valued based upon competitive bids received. Real estate owned property is excluded from this disclosure because it is not considered a financial instrument.

     Interest-only and residual certificates. In accordance with the requirements of SFAS No. 125, the Interest-only and residual certificates are carried at fair value. For a discussion of the assumptions used by the Company in determining the fair value of this asset, see Notes 2 and 3.

     Capitalized mortgage servicing rights. At December 31, 1999, the Company recorded the fair value based on an agreement to purchase with an independent third party. See Note 2. At December 31, 1998, the fair value of Capitalized mortgage servicing rights was based on the present value of estimated future cash flows related to servicing income. In estimating the fair value of these rights, at December 31, 1998 the Company made assumptions which included the cost of servicing per loan, the discount rate, an inflation rate, ancillary income per loan and prepayment rates.

     Notes payable. Because of the circumstances described in Note 2, a determination of the fair value of the Company's Notes payable cannot be made as of December 31, 1999 or 1998.

     The fair values presented herein are based on pertinent information available to management as of December 31, 1999. Such amounts have not been comprehensively revalued for events discussed in Note 2 and current estimates of fair value may differ significantly from the amounts presented herein.

13. DISCONTINUED OPERATIONS

     United Companies Funding, Inc. On October 27, 1998, the Company made a decision to discontinue the operations of United Companies Funding, Inc. ("UCFI"), a wholly owned subsidiary of the Company. UCFI was organized in 1995 to originate manufactured housing loan products made primarily to finance the purchase of new or used manufactured homes. In reaching the decision to discontinue the operations of UCFI, the Company considered the less than anticipated results of UCFI's operations and the funding required if UCFI were to continue operating, and the impact thereof on the Company's liquidity. The Company estimated the loss that will occur from the discontinuance, and the operating losses that will occur during phase out, of UCFI and, accordingly, accrued for such loss in its financial statements for the year ended December 31, 1998. The 1998 results of operations of UCFI have been classified as discontinued operations and the prior year financial statements were restated accordingly.

     The Company recorded a net loss of $40.0 million and $1.6 million in its financial statements for the year ended December 31, 1998 and 1997, respectively. Based on the sale of a large portion of the manufactured housing loan inventory subsequent to December 31, 1998, management provided a $29 million valuation allowance against the carrying value of the manufactured housing loan inventory at December 31, 1998. Total revenues of UCFI for 1998 and 1997 were $31.3 million and $24.7 million, respectively. Total assets of UCFI at December 31, 1998 and 1997 were $91.1 million and $37.1 million, respectively. The Company's assets related to manufactured housing contracts previously sold in public asset-backed securitization transactions, consisting primarily of Interest-only and residual certificates totaling approximately $50.5 million, at December 31, 1998, have been retained by the Company, and therefore, are excluded from "Net assets of discontinued operations" on the Company's consolidated balance sheet as of December 31, 1998.

     In late 1999, management partially reversed its decision to discontinue the operations of UCFI. The production operations were discontinued and the separate servicing operations were consolidated in Baton Rouge. Management decided to retain the owned notes receivable in order to improve the efficiency of servicing the serviced portfolio. The remaining assets of approximately $91 million was reclassified from net assets of discontinued operations into the 1999 balance sheet account.

     Foster Mortgage Corporation. The remaining affairs of the Company's subsidiary, Foster Mortgage Corporation ("FMC"), a discontinued operation, which had been conducted under the supervision of a bankruptcy court were concluded in 1997. The claims of the institutional lenders under FMC's primary credit facility (the "FMC Institutional Lenders") relating to the Company's alleged failure to remit all sums due FMC regarding federal income taxes under a tax agreement among the Company and its subsidiaries, including FMC, was settled. The Company recorded a $5.6 million charge in the fourth quarter of 1997 resulting from the settlement. The claims of the FMC Institutional Lenders against the Company seeking avoidance of certain payments alleged to be preferences or fraudulent conveyances were dismissed after a trial before the bankruptcy court.

14.   CONTINGENCIES

    The nature of the Company's business is such that it is routinely involved in litigation and is a party to or subject to other items of pending or threatened litigation. As a result of the Chapter 11 Cases discussed in Note 2 above, litigation pending against the Company and certain of its subsidiaries has been stayed. It is unclear what effect, if any, such litigation would have on the Company's financial condition or how such litigation will be treated pursuant to a plan or plans of reorganization.

     One financial institution serves as trustee of substantially all of the Company's home equity and manufactured housing contract securitization transactions and two monoline insurers insure the publicly issued asset-backed securities in substantially all of the Company's home equity loan securitization transactions (other than the 1998 fourth quarter transaction which was structured on a senior/subordinated basis without monoline insurance and for which the Company did not retain the servicing). Because of the distressed condition of the Company, the filing of the Chapter 11 Cases and the performance of the securitized loans, one or more of these entities may seek relief from the automatic stay in the Chapter 11 Cases in order to involuntarily terminate the servicing of these securitized loans and contracts by the Company's subsidiary and to transfer the servicing to another servicer. The Company intends to oppose vigorously any such efforts. An involuntary termination of the Company's servicing of the loans and contracts it has securitized will have a material adverse effect on the Company and its efforts to reorganize in the Chapter 11 Cases.

     In a class action lawsuit pending in Alabama state district court involving 910 home equity loans alleged to be subject to the Alabama Mini Code, Autrey v. United Companies Lending Corporation, the Alabama Supreme Court, acting on an interlocutory appeal by the Company, upheld the ruling of the trial court on a pre-trial motion that retroactive application of the 1996 amendments to the Alabama Mini Code would be unconstitutional as applied to the plaintiff's class. The 1996 amendments, which in general limited the remedy for finance charges in excess of the maximum permitted by the Alabama Mini Code, were expressly made retroactive by the Alabama legislature. The Company strenuously disagreed with this holding and sought a rehearing by the Alabama Supreme Court. The request for a rehearing was denied by the Alabama Supreme Court and the matter was returned to the trial court for a trial on the merits. On August 17, 2000, the Company and counsel for the plaintiffs reached a settlement of this matter subject to approval of the Bankruptcy Court. The settlement plan calls for the Company to acknowledge a $2.28 million unsecured claim. No amounts have been recorded in the Company's financial records pending approval by the Bankruptcy Court.

     In August of 1998, the U.S. Department of Justice ("DOJ") and the U.S. Department of Housing and Urban Development ("HUD") issued a letter to the Company and its subsidiary United Companies Lending Corporation indicating that they were initiating a joint investigation of their lending and pricing practices, initially in Philadelphia, PA-NJ PMSA. The investigation focuses on compliance by the Company and its subsidiary with the federal Fair Housing Act and Equal Credit Opportunity Act and the federal Real Estate Settlement Procedures Act ("RESPA"). Specifically, DOJ seeks to determine whether the lending and pricing practices of the Company and its subsidiary discriminate against applicants based on race, national origin, sex, or age. The Company believes this investigation by DOJ is part of an overall initiative by that agency to review the practices of several large subprime lenders and does not stem from any findings of wrongdoing by the Company. HUD will be investigating whether relationships of the Company and its subsidiary with mortgage brokers, home improvement dealers or other third parties may violate the anti-kickback and anti-referral fee prohibitions of RESPA. While the Company has provided certain information in connection with the investigation, the Company has taken the position that the investigation is stayed by section 362(a) of the Bankruptcy Code.

     In October 1998, UC Lending reached a settlement in an enforcement action commenced by the Massachusetts Attorney General on behalf of the Commonwealth of Massachusetts in Massachusetts state court alleging violations by UC Lending of certain regulations promulgated by the Massachusetts Attorney General relating to, among other things, loan origination fees, also known as "points", with respect to loans originated in Massachusetts. The settlement, involving payments and other terms by UC Lending aggregating approximately $1.2 million, followed a decision by a federal district court in Massachusetts upholding the validity of the regulations and finding violations thereof by UC Lending. UC Lending had maintained that the Massachusetts regulations were void because they conflicted with the efforts of the Massachusetts legislature to supplant the strict regulation of points with disclosure requirements, and were inconsistent with the policies and interpretations of the Federal Trade Commission as to what constitutes unfair and deceptive trade practices. The federal district court found that the Attorney General's regulations did not contravene the intent of the Massachusetts legislature and are not inconsistent with applicable federal law.

     The Company, operating through its subsidiaries (collectively, the "Companies"), services loans in 50 states and the District of Columbia, subject to licensing or exemption from licensing requirements granted by the states. In some of these states, the Companies are exempt from the requirement to obtain a state license by result of their holding licenses or approvals from federal agencies, including the U.S. Office of Housing and Urban Development ("HUD"). The applicable licensing statutes in virtually all of these states and the applicable HUD regulations require that an authorized mortgage loan servicer submit annual audited financial statements to the regulatory authorities and maintain a minimum net worth requirement. The Companies failed to timely submit their audited financial statements for the year ending December 31, 1998 and December 31, 1999 in those jurisdictions where required and will not meet the minimum net worth requirements as of December 31, 1998 or December 31, 1999 in those jurisdictions where required. A number of state agencies and HUD have initiated action to terminate, revoke, suspend or deny renewal of the Companies' licenses or exemption from licensing because of the failure to meet these requirements. It is the Companies' position that section 525 and other sections of the Bankruptcy Code prohibit and stay a governmental unit (state or federal) from denying, revoking, suspending, or refusing to renew a license or other similar grant to a debtor in bankruptcy because, among other things, such debtor is a debtor under the Bankruptcy Code, or has been insolvent before the commencement of its bankruptcy case or during the case. On July 23, 1999, the United States Bankruptcy Court for the District of Delaware entered its Order granting a preliminary injunction against the Attorney General of the State of Arkansas and the Commissioner of the Arkansas Securities Department enjoining those parties and others working under their supervision from taking any action against United Companies Financial Corporation, United Companies Lending Corporation and/or Ginger Mae, Inc. "with respect to their servicing rights in Arkansas and their rights to do business in Arkansas as a servicer of loans, including revoking, refusing to renew, suspending, terminating the exemption from registration, conditioning, or otherwise interfering with or impairing Debtors' rights to service Arkansas loans." The Companies plan to attempt to obtain similar injunctive relief against other state or federal agencies as may be necessary to protect their right to continue to service loans in each of the jurisdictions where they currently service loans. The Plan should provide the Reorganized Debtors with sufficient net worth to meet all regulatory requirements.